August 21, 2008

Radio One, Inc. Files Application to Transfer Class A Shares to the NASDAQ Capital Market

Radio One, Inc. (NASDAQ: ROIAK and ROIA) today announced that it has filed an application to transfer the listing of the Company's Class A Shares from The NASDAQ Global Market to The NASDAQ Capital Market.  The Company filed the application on August 18, 2008. The Company expects to receive NASDAQ’s approval decision within the upcoming weeks and expects to maintain its current NASDAQ Global Market status pending approval of the transfer application. The Company believes it is eligible to transfer to The NASDAQ Capital Market, although there can be no assurance that the transfer will be approved.

As previously announced on May 21, 2008, the Company received a letter from The NASDAQ Stock Market notifying the Company that for the prior 30 consecutive trading days, the Company's Class A Shares had not maintained a minimum market value of publicly held shares of $5,000,000 as required for continued inclusion by Marketplace Rules. The notification did not and does not affect the Class D Shares which represent over 96 percent of the Company's outstanding public float.

In accordance with Marketplace Rules, the Company was provided 90 calendar days, or until August 19, 2008, to regain compliance with respect to the Class A Shares. The Company was not able to demonstrate compliance by August 19, 2008.  The Company expects to maintain its current NASDAQ Global Market status pending approval of the transfer application.  The Company's Class A Shares maintain their right to convert into Class D Shares.

Radio One, Inc. (www.radio-one.com) is one of the nation's largest radio broadcasting companies and the largest radio broadcasting company that primarily targets African-American and urban listeners. Radio One owns 53 radio stations located in 16 urban markets in the United States. Additionally, Radio One owns Magazine One, Inc. (d/b/a Giant Magazine) (www.giantmag.com), interests in TV One, LLC (www.tvoneonline.com), a cable/satellite network programming primarily to African-Americans, Reach Media, Inc. (www.blackamericaweb.com), owner of the Tom Joyner Morning Show and other businesses associated with Tom Joyner, and Community Connect Inc. (www.communityconnect.com), an online social networking company, which operates a number of branded websites, including BlackPlanet, MiGente, and Asian Avenue.

 Cautionary Note Regarding Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements represent management's current expectations and are based upon information available to Radio One at the time of this release. These forward-looking statements involve known and unknown risks, uncertainties and other factors, some of which are beyond Radio One's control, that may cause the actual results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Radio One does not undertake any obligation to update any forward-looking statements.